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                                                                       EXHIBIT 5

                         OPINION AND CONSENT OF COUNSEL


                               September 1, 2000


Synopsys, Inc.
700 East Middlefield Road
Mountain View, CA  94043

     Re:  Synopsys, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

     I have acted as counsel to Synopsys, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 33,985 shares of the Company's common stock reserved for issuance under The Silicon Group, Inc. Nonstatutory Stock Option Plan as assumed by the Company (the "TSG Plan") and (ii) 5,800,000 shares of the Company's common stock reserved for issuance under the Company's 1998 Nonstatutory Stock Option Plan (the "1998 Plan") (the shares described in this paragraph are hereinafter collectively referred to as the "Shares").

     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

     I have reviewed the Company's charter documents and the corporate proceedings taken by the Company with respect to (i) the assumption of the TSG Plan and the options outstanding thereunder in connection with the Company's acquisition of The Silicon Group, Inc. and (ii) the issuance of shares under the Company's 1998 Plan. Based on such review, I am of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of the TSG Plan and the 1998 Plan and the option agreements pertaining thereto, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

     I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

     This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the TSG Plan, the 1998 Plan or the Shares.



                                        Very truly yours,


                                        Christopher K. Sadeghian